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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No.2)*

                                Lightspan, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  53226T 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


                               Page 1 of 22 pages

CUSIP No. 53226T 10 3                                         Page 2 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel IV L.P. ("A4")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,271,960  shares,  except that Accel IV Associates L.P.
                        ("A4A"),  the  general  partner  of A4, may be deemed to
                        have sole power to vote these shares and James W. Breyer
                        ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
                        ("Hill"), Paul H. Klingenstein ("Klingenstein"),  Arthur
                        C.   Patterson   ("Patterson"),   G.   Carter   Sednaoui
                        ("Sednaoui"),  James R. Swartz  ("Swartz") and Homestake
                        Partners L.P.  ("HP"),  the general partners of A4A, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,271,960  shares,  except that A4A, the general partner
    WITH                of A4,  may be deemed to have sole  power to  dispose of
                        these  shares and  Breyer,  Evnin,  Hill,  Klingenstein,
                        Patterson,   Sednaoui,   Swartz,  and  HP,  the  general
                        partners of A4A,  may be deemed to have shared  power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,271,960 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 3 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Keiretsu L.P. ("AK")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        47,125  shares,  except  that Accel  Partners & Co. Inc.
                        ("AP&C"),  the  general  partner of AK, may be deemed to
                        have  sole  power  to  vote  these  shares  and  Breyer,
                        Patterson,  Sednaoui  and Swartz,  the officers of AP&C,
                        may be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               47,125 shares,  except that AP&C, the general partner of
    WITH                AK, may be deemed to have sole power to dispose of these
                        shares and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C, may be deemed to have shared power to dispose of these shares.

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      47,125 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 4 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Partners & Co. Inc. ("AP&C")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        47,125  shares,  all of which are directly  owned by AK.
                        AP&C,  the general  partner of AK, may be deemed to have
                        sole power to vote these  shares and Breyer,  Patterson,
                        Sednaoui and Swartz, the officers of AP&C, may be deemed
                        to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               47,125  shares,  all of which are directly  owned by AK.
    WITH                AP&C,  the general  partner of AK, may be deemed to have
                        sole  power to  dispose  of  these  shares  and  Breyer,
                        Patterson,  Sednaoui  and Swartz,  the officers of AP&C,
                        may be deemed to have  shared  power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      47,125 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 5 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '92 L.P. ("AI92")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        42,284  shares,   except  that  Breyer,   Evnin,   Hill,
                        Klingenstein,   Patterson,   Sednaoui  and  Swartz,  the
                        general  partners of AI92,  may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               42,284  shares,   except  that  Breyer,   Evnin,   Hill,
    WITH                Klingenstein,   Patterson,   Sednaoui  and  Swartz,  the
                        general  partners of AI92,  may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,284 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 6 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel IV Associates L.P. ("A4A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,271,960 shares, all of which are directly owned by A4.
                        A4A,  the  general  partner of A4, may be deemed to have
                        sole  power to vote these  shares,  and  Breyer,  Evnin,
                        Hill, Klingenstein,  Patterson, Sednaoui, Swartz and HP,
                        the  general  partners  of A4A,  may be  deemed  to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               2,271,960 shares, all of which are directly owned by A4.
    WITH                A4A,  the  general  partner of A4, may be deemed to have
                        sole power to dispose of these shares and Breyer, Evnin,
                        Hill, Klingenstein,  Patterson,  Sednaoui and Swartz and
                        HP, the general  partners of A4A,  may be deemed to have
                        shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,271,960 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 7 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel III L.P. ("A3")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        606,062  shares,  except that Accel III Associates  L.P.
                        ("A3A"),  the  general  partner  of A3, may be deemed to
                        Reporting  have  sole  power to vote  these  shares  and
                        Breyer,  Klingenstein,  Patterson,  Sednaoui, Swartz and
                        HP, the general  partners of A3A,  may be deemed to have
                        shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               606,062 shares,  except that A3A, the general partner of
    WITH                A3, may be deemed to have sole power to dispose of these
                        shares and Breyer,  Klingenstein,  Patterson,  Sednaoui,
                        Swartz  and HP,  the  general  partners  of A3A,  may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      606,062 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 8 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel III Associates L.P. ("A3A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        606,062  shares,  all of which are directly owned by A3.
                        A3A,  the  general  partner of A3, may be deemed to have
                        sole   power  to  vote   these   shares,   and   Breyer,
                        Klingenstein,  Patterson,  Sednaoui,  Swartz and HP, the
                        general  partners  of A3A,  may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               606,062  shares,  all of which are directly owned by A3.
    WITH                A3A,  the  general  partner of A3, may be deemed to have
                        sole  power to  dispose  of  these  shares  and  Breyer,
                        Klingenstein,  Patterson,  Sednaoui,  Swartz and HP, the
                        general  partners  of A3A,  may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      606,062 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                         Page 9 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Investors '93 L.P. ("AI93")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        91,769 shares, except that Breyer, Evnin,  Klingenstein,
                        Patterson,  Sednaoui and Swartz, the general partners of
                        AI93,  may be deemed to have shared  power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               91,769 shares, except that Breyer, Evnin,  Klingenstein,
    WITH                Patterson,  Sednaoui and Swartz, the general partners of
                        AI93,  may be deemed to have shared  power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      91,769 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 10 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Japan L.P. ("AJ")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        56,378 shares,  except that Accel Japan  Associates L.P.
                        ("AJA"),  the  general  partner  of AJ, may be deemed to
                        have sole power to vote these  shares and  Klingenstein,
                        Patterson and Swartz,  the general  partners of AJA, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               56,378 shares,  except that AJA, the general  partner of
    WITH                AJ, may be deemed to have sole power to dispose of these
                        shares  and  Klingenstein,  Patterson  and  Swartz,  the
                        general  partners  of AJA,  may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      56,378 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 11 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Accel Japan Associates L.P. ("AJA")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        56,378  shares,  all of which are directly  owned by AJ.
                        AJA,  the  general  partner of AJ, may be deemed to have
                        sole  power  to vote  these  shares,  and  Klingenstein,
                        Patterson and Swartz,  the general  partners of AJA, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               56,378  shares,  all of which are directly  owned by AJ.
    WITH                AJA,  the  general  partner of AJ, may be deemed to have
                        sole power to dispose of these shares and  Klingenstein,
                        Patterson and Swartz,  the general  partners of AJA, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      56,378 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 12 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Homestake Partners L.P. ("HP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,878,022,  of which 2,271,960 shares are directly owned
  OWNED BY              by A4 and 606,062 shares are directly owned by A3. HP is
    EACH                a general partner of A4A, the general partner of A4, and
  REPORTING             a general  partner of A3A, the general partner of A3 and
   PERSON               may be deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,878,022, of which 2,271,960 shares are directly owned by A4 and 606,062 shares are directly owned by A3. HP is a general partner of A4A, the general partner of A4, and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,878,022 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 13 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Ellmore C. Patterson Partners ("ECPP")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        54,904 shares.  Patterson is the general partner of ECPP
                        and may be  deemed  to have  sole  power  to vote  these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               54,904 shares.  Patterson is the general partner of ECPP
    WITH                and may be deemed to have sole power to dispose of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      54,904 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 14 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James W. Breyer ("Breyer")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
   NUMBER OF      6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY           3,059,200 shares, of which 2,271,960 are shares directly
   OWNED BY             owned by A4,  47,125  are shares  directly  owned by AK,
     EACH               42,284 are  shares  directly  owned by AI92,  91,769 are
   REPORTING            shares  directly  owned by AI93 and  606,062  are shares
    PERSON              directly  owned by A3.  Breyer is a general  partner  of
     WITH               A4A, the general  partner of A4, an officer of AP&C, the
                        general  partner  of AK, a general  partner  of AI92 and
                        AI93 and a general  partner of A3A, the general  partner
                        of A3 and may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,059,200 shares, of which 2,271,960 are shares directly owned by A4, 47,125 are shares directly owned by AK, 42,284 are shares directly owned by AI92, 91,769 are shares directly owned by AI93 and 606,062 are shares directly owned by A3. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92 and AI93 and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,059,200 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 15 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Luke B. Evnin ("Evnin")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,406,013 shares, of which 2,271,960 are shares directly
 OWNED BY               owned by A4,  42,284 are shares  directly  owned by AI92
   EACH                 and 91,769 are shares directly owned by AI93. Evnin is a
 REPORTING              general partner of A4A, the general partner of A4, and a
  PERSON                general  partner  of AI92 and AI93 and may be  deemed to
   WITH                 have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,406,013 shares, of which 2,271,960 are shares directly owned by A4, 42,284 are shares directly owned by AI92 and 91,769 are shares directly owned by AI93. Evnin is a general partner of A4A, the general partner of A4, and a general partner of AI92 and AI93 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,406,013 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 16 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Eugene D. Hill, III ("Hill")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,314,244 shares, of which 2,271,960 are shares directly
  OWNED BY              owned by A4 and  42,284  are  shares  directly  owned by
    EACH                AI92.  Hill is a general  partner  of A4A,  the  general
  REPORTING             partner of A4, and a general  partner of AI92 and may be
   PERSON               deemed to have shared power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,314,244 shares, of which 2,271,960 are shares directly owned by A4 and 42,284 are shares directly owned by AI92. Hill is a general partner of A4A, the general partner of A4, and a general partner of AI92 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,314,244 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 17 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paul H. Klingenstein ("Klingenstein")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        14,880  shares,  all of  which  are  directly  owned  by
                        Prosper Partners L.P.  ("Prosper").  Klingenstein is the
                        general  partner  of  Prosper  and may be deemed to have
                        sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,068,453 shares, of which 2,271,960 are shares directly
   OWNED BY             owned by A4, 42,284 are shares  directly  owned by AI92,
     EACH               91,769 are  shares  directly  owned by AI93,  56,378 are
   REPORTING            shares  directly  owned  by AJ and  606,062  are  shares
    PERSON              directly owned by A3.  Klingenstein is a general partner
     WITH               of A4A, the general  partner of A4, a general partner of
                        AI92 and AI93,  a general  partner of AJA,  the  general
                        partner of AJ, and a general partner of A3A, the general
                        partner of A3 and may be deemed to have shared  power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        14,880  shares,  all of  which  are  directly  owned  by
                        Prosper Partners L.P.  ("Prosper").  Klingenstein is the
                        general  partner  of  Prosper  and may be deemed to have
                        sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,068,453 shares, of which 2,271,960 are shares directly owned by A4, 42,284 are shares directly owned by AI92, 91,769 are shares directly owned by AI93, 56,378 are shares directly owned by AJ and 606,062 are shares directly owned by A3. Klingenstein is a general partner of A4A, the general partner of A4, a general partner of AI92 and AI93, a general partner of AJA, the general partner of AJ, and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,083,333 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 18 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Arthur C. Patterson ("Patterson")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        54,904 shares,  all of which are directly owned by ECPP.
                        Patterson  is the  general  partner  of ECPP  and may be
                        deemed to have sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,115,578 shares, of which 2,271,960 are shares directly
  OWNED BY              owned by A4,  47,125  are shares  directly  owned by AK,
    EACH                42,284 are  shares  directly  owned by AI92,  91,769 are
  REPORTING             shares  directly  owned  by  AI93,   56,378  are  shares
   PERSON               directly  owned by AJ and  606,062  are shares  directly
    WITH                owned by A3.  Patterson is a general partner of A4A, the
                        general  partner of A4, an officer of AP&C,  the general
                        partner  of AK, a general  partner  of AI92 and AI93,  a
                        general partner of AJA, the general partner of AJ, and a
                        general  partner of A3A,  the general  partner of A3 and
                        may be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        54,904 shares,  all of which are directly owned by ECPP.
                        Patterson  is the  general  partner  of ECPP  and may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,115,578 shares, of which 2,271,960 are shares directly owned by A4, 47,125 are shares directly owned by AK, 42,284 are shares directly owned by AI92, 91,769 are shares directly owned by AI93, 56,378 are shares directly owned by AJ and 606,062 are shares directly owned by A3. Patterson is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92 and AI93, a general partner of AJA, the general partner of AJ, and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,170,482 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 19 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      G. Carter Sednaoui ("Sednaoui")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,059,200 shares, of which 2,271,960 are shares directly
  OWNED BY              owned by A4,  47,125  are shares  directly  owned by AK,
    EACH                42,284 are  shares  directly  owned by AI92,  91,769 are
  REPORTING             shares  directly  owned by AI93 and  606,062  are shares
   PERSON               directly owned by A3.  Sednaoui is a general  partner of
    WITH                A4A, the general  partner of A4, an officer of AP&C, the
                        general  partner  of AK, a general  partner  of AI92 and
                        AI93 and a general  partner of A3A, the general  partner
                        of A3 and may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,059,200 shares, of which 2,271,960 are shares directly owned by A4, 47,125 are shares directly owned by AK, 42,284 are shares directly owned by AI92, 91,769 are shares directly owned by AI93 and 606,062 are shares directly owned by A3. Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92 and AI93 and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,059,200 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 53226T 10 3                                        Page 20 of 22 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      James R. Swartz ("Swartz")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,115,578 shares, of which 2,271,960 are shares directly
  OWNED BY              owned by A4,  47,125  are shares  directly  owned by AK,
    EACH                42,284 are  shares  directly  owned by AI92,  91,769 are
  REPORTING             shares  directly  owned  by  AI93,   56,378  are  shares
   PERSON               directly  owned by AJ and  606,062  are shares  directly
    WITH                owned by A3.  Swartz is a general  partner  of A4A,  the
                        general  partner of A4, an officer of AP&C,  the general
                        partner  of AK, a general  partner  of AI92 and AI93,  a
                        general partner of AJA, the general partner of AJ, and a
                        general  partner of A3A,  the general  partner of A3 and
                        may be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,115,578 shares, of which 2,271,960 are shares directly owned by A4, 47,125 are shares directly owned by AK, 42,284 are shares directly owned by AI92, 91,769 are shares directly owned by AI93, 56,378 are shares directly owned by AJ and 606,062 are shares directly owned by A3. Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, a general partner of AI92 and AI93, a general partner of AJA, the general partner of AJ, and a general partner of A3A, the general partner of A3 and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,115,578 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                        21 of 22

This Amendment No. 2 amends Amendment No. 1 to the Statement on 13(G) filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '92 L.P., a Delaware limited partnership ("AI92"), Accel Investors '93 L.P., a Delaware limited partnership ("AI93"), Accel III L.P., a Delaware limited partnership ("A3"), Accel III Associates L.P., a Delaware limited partnership and the general partner of A3 ("A3A"), Accel Japan L.P., a Delaware limited partnership ("AJ"), Accel Japan Associates L.P., a Delaware limited partnership and the general partner of AJ ("AJA"), Ellmore C. Patterson Partners, a Delaware limited partnership ("ECPP"), the Swartz Family Partnership L.P. (which has changed its name to Homestake Partners L.P.), a Delaware limited partnership and a general partner of A4A and A3A ("HP"), James W. Breyer ("Breyer"), a general partner of A4A, A3A, AI92 and AI93, and an officer of AP&C, Luke B. Evnin ("Evnin"), a general partner of A4A, AI92 and AI93, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI92, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A, A3A, AJA, AI92, AI93 and Prosper Partners L.P., Arthur C. Patterson ("Patterson"), a general partner of ECPP, A4A, A3A, AJA, AI92 and AI93, and an officer of AP&C, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, A3A, AI92 and AI93, and an officer of AP&C, and James R. Swartz ("Swartz"), a general partner of HP, A4A, A3A, AJA, AI92 and AI93, and an officer of AP&C. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 2.


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2002.

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.


Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 7, 2003

Entities:

Accel III L.P.
Accel IV L.P.
Accel Japan L.P.
Accel Keiretsu L.P.
Accel Investors `92 L.P.                  By: /s/ Alan K. Austin
Accel Investors `93 L.P.                      --------------------------------
Accel III Associates L.P.                     Alan K. Austin, Attorney-in-fact
Accel IV Associates L.P.                      for above-listed entities
Accel Japan Associates L.P.
Accel Partners & Co.
Ellmore C. Patterson Partners
Homestake Partners L.P.




Individuals:

James W. Breyer
Luke. B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G.  Carter  Sednaoui                      By: /s/ Alan K. Austin
James R. Swartz                              --------------------------------
                                              Alan K. Austin, Attorney-in-fact
                                              for above-listed entities